Exhibit 99.1

Salix Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Progenics Contact:	Kathleen Frederiksen
Director, Corporate Development
914-789-2871

SALIX AND PROGENICS ANNOUNCE FDA ADVISORY COMMITTEE

TO REVIEW RELISTOR sNDA FOR OPIOID-INDUCED CONSTIPATION

IN PATIENTS WITH CHRONIC PAIN

RALEIGH, NC and TARRYTOWN, NY, June 11, 2013 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) and Progenics Pharmaceuticals (NASDAQ:PGNX) today announced that the FDA is seeking input from an Advisory Committee on Salix’s Supplemental New Drug Application (sNDA) for RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, for opioid-induced constipation, or OIC, in patients with chronic pain.

The FDA’s action to convene an Advisory Committee was taken in response to the formal appeal by Salix of the complete response action taken by the FDA on July 27, 2012 regarding the RELISTOR sNDA for chronic pain. The FDA has said that it will take action under the appeal after receiving input from the Advisory Committee. The FDA will notify the Company once the Advisory Committee meeting date has been determined.

“We remain optimistic that with the FDA and guidance from the Advisory Committee, we can find a path forward that will get this new and alternative therapy to patients with opioid-induced constipation who are taking opioids for their chronic pain,” stated Bill Forbes, PharmD, Executive Vice President, Medical, Research and Development and Chief Development Officer, Salix. “We look forward to the opportunity to bring Relistor to this Advisory Committee to openly discuss our proposed indication for the use of Relistor in patients suffering from OIC and chronic pain. We understand from an FDA communication that the FDA will seek advice from pain, gastrointestinal, safety and cardiovascular experts. We believe that some of the areas being considered for discussion during this meeting will include: 1) the potential for drugs in this class to cause withdrawal symptoms, 2) the strength of a potential cardiovascular signal seen with another drug in this class of drugs and the available safety data with Relistor in regards to a potential CV signal as well as 3) the need and timing (pre-approval vs. post-approval) of MACE studies with drugs of this class. While it is not possible to definitively determine the duration of the appeal process, at this time, we continue to believe a conclusion could be reached during 2013. Relistor has been available to patients with advanced illness who suffer from OIC since 2008.”

The FDA has communicated that it is convening the Advisory Committee for the following reasons:

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“The potential cardiovascular safety signal observed in the 12-month safety trial of another peripheral mu-opioid antagonist for the treatment of opioid-induced constipation in patients with chronic non-cancer pain raises concern for this class of drug products.”

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The RELISTOR “supplemental application contains only uncontrolled long-term safety data, and while there is no cardiovascular signal apparent in this data, the lack of a control population does not allow a definitive evaluation to be made to rule out a potential cardiovascular safety signal.”

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“FDA needs to provide consistent advice regarding the need for Major Adverse Cardiovascular Event (MACE) studies to applicants developing drug products in this class for this indication. For this reason, a broader discussion of the potential for cardiovascular events across the drug class is necessary.”

About Opioids, Constipation and RELISTOR (methylnaltrexone bromide)

Opioid analgesics are frequently prescribed for patients with chronic pain. Constipation, a common side effect, occurs in patients receiving opioid therapy. RELISTOR is the first approved medication that specifically targets the underlying cause of opioid-induced constipation in patients with advanced illness receiving palliative care when response to laxative therapy has not been sufficient. Opioids relieve pain by specifically interacting with mu–opioid receptors within the brain and spinal cord. However, opioids also interact with mu–opioid receptors found outside the central nervous system, such as those within the gastrointestinal tract, resulting in constipation that can be debilitating. RELISTOR is a peripherally acting mu–opioid receptor antagonist that does not cross the blood-brain barrier and was specifically designed to block mu-opioid receptors in the GI tract, therefore decreasing the constipating effects of opioid pain medications without affecting their ability to relieve pain.

RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied. The drug is also approved for use in 58 countries worldwide, including the European Union, Canada, and Australia. In the 27 member states of the E.U., as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of opioid–induced constipation in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of opioid–induced constipation in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix Pharmaceuticals and Ono Pharmaceutical from Progenics Pharmaceuticals.

For more information about RELISTOR, please visit www.RELISTOR.com

Important Safety Information about RELISTOR

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Rare cases of gastrointestinal (GI) perforation have been reported in advanced illness patients with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, colon). Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, and/or worsening abdominal symptoms.

Use of RELISTOR has not been studied in patients with peritoneal catheters.

Use of RELISTOR beyond four months has not been studied.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5%), flatulence (13.3%), nausea (11.5%), dizziness (7.3%), diarrhea (5.5%), and hyperhidrosis (6.7%).

Please see complete Prescribing Information for RELISTOR.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription products for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

About Progenics

Progenics Pharmaceuticals, Inc. of Tarrytown, N.Y. is a biopharmaceutical company dedicated to developing innovative medicines to treat disease, with a focus on cancer and related conditions. Progenics’ pipeline candidates include PSMA ADC, a human monoclonal antibody-drug conjugate in phase 1 testing for treatment of prostate cancer, and preclinical stage novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer. Progenics has exclusively licensed development and commercialization rights for its first commercial product, Relistor®, to Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. Relistor (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in more than 50 countries for patients with advanced illness.

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Please Note: The materials provided herein that are not historical facts are or might constitute forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements involve known and unknown risks that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ materially from our expectations expressed in the report include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational New Drug Applications, including specifically results of appeals and Advisory Committees; the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the possible impairment of, or inability to obtain intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global market; our dependence on our first seven pharmaceutical products, particularly Xifaxan and Relistor, and the uncertainty of market acceptance of our products intense competition, including from generics in an increasingly global market; general economic conditions; our need to maintain profitability; the uncertainty of obtaining, and our dependence on, third parties to manufacture and sell our products; results of ongoing and any future litigation and investigations and other risk factors detailed from time to time in our other SEC filings.